EXHIBIT 10.2

                            SUPPLY AGREEMENT

This Supply Agreement (this "Agreement") is made the 28th day of
March, 2006, by and between Scott's Liquid Gold-Inc., a Colorado corporation ("Purchaser"), and Keltec Dispensing Systems USA,
Inc., a Delaware corporation ("Supplier").
RECITALS

	A.	Purchaser currently manufactures the plastic caps and
containers listed on Exhibit A (the "Parts") for use in spray aerosol cans and other products.

	B.	Purchaser is selling to Supplier certain plastic
molding machines and other equipment (the "Equipment"), as more particularly described in an Acquisition Agreement between the parties of even date herewith, and leasing to Supplier manufacturing, warehouse, and office space (the "Leased Space"), as more particularly described in a Lease between the parties of even date herewith. Prior to this Agreement, Purchaser used the Equipment and Leased Space to manufacture the Parts.

	C.	Following the sale of the Equipment and lease of the
Leased Space, Purchaser wishes to outsource to Supplier the manufacture of the Parts. Supplier has the expertise to manufacture the Parts and wishes to commence manufacturing the Parts for Purchaser.

AGREEMENT

	In consideration of the foregoing recitals, which are hereby incorporated by this reference, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS.

	1.1	Specific Definitions.  As used herein, the following
terms shall have the meanings set forth below:

		"Renewal Period" means the 12-month period immediately following the Open Costing Period or any prior Renewal Period, if the parties elect to renew this Agreement pursuant to Section 9.2.

		"Renewal Prices" means the Prices applicable for any Renewal Period, as agreed to by the parties.

		"Initial Period" means the 12 months from Closing date, on any business day prior to July 1, 2006. Purchaser shall provide Seller with written notice of the desired Closing date at least five (5) business days prior thereto and the Closing shall occur on such date unless Seller requests a later date that is within five (5) business days of the date Purchaser requested. In all events the parties shall use their reasonable efforts to select a mutually acceptable Closing date.

		"Initial Requirement Estimates" means the estimates of requirements of Purchaser for Parts for the Initial Period, as set forth in Exhibit A hereto.

		"Intellectual Property" has the meaning set forth in
Section 7.1.

		"License" has the meaning set forth in Section 7.2.

		"Open Costing Data" has the meaning set forth in
Section 3.2.

		"Open Costing Prices" has the meaning set forth in
Section 3.2.

		"Open Costing Period" means the six months immediately following the Initial Period

		"Parts" has the meaning set forth in Recital A.

		"Initial Prices" means the Prices for the Initial
Period set forth in Exhibit A.

		"Period" means, as applicable, the Initial Period, the Open Costing Period, and any Renewal Period.

		"Prices" means the price per Part, including, as applicable, the Initial Prices, the Open Costing Prices, and any Renewal Prices.

		"Purchase Order" means any purchase order issued from time to time by Purchaser to Supplier for the purchase of Parts.

		"Specifications" means the specifications provided by Purchaser to Supplier for all Parts to be supplied hereunder, as such specifications are applicable to each such Part.

	1.2	General Application and Interpretation.  Unless a
clear contrary intention appears, as used herein (a) the singular includes the plural and vice versa, (b) reference to any document means such document as amended from time to time, (c) "include" or "including" means including without limiting the generality of any description preceding such term, (d) the word "or" is not exclusive, unless otherwise expressly stated, (e) the terms "hereof," "herein," "hereby," and derivative or similar words refer to this entire Agreement including the Exhibit attached hereto and incorporated herein by this reference, as the same may be amended from time to time, and (f) headings are for convenience only and do not constitute a part of this Agreement.

2.	PRODUCTION OF PARTS.

	2.1	Specifications.  Supplier shall manufacture the Parts
in accordance with the mutually agreed Specifications. In the event of any changes to the Specifications, Purchaser shall provide 30 days written notice to Supplier of such changes to the Specifications; provided, however, that if such changes to the Specifications are unacceptable to Supplier, this Agreement shall immediately terminate.

	2.2	Initial Requirement Estimates.  Purchaser has provided
to Supplier its Initial Requirement Estimates on Exhibit A hereto.

	2.3	Open Costing Period Estimates.  At least 30 days prior
to the start of the Open Costing Period, Purchaser shall provide to Supplier an estimate of its requirements for Parts for the Open
Costing Period.

	2.4	Renewal Period Estimates.  If the parties agree to
renew this Agreement for any Renewal Periods, Purchaser shall provide an estimate of its requirements for Parts for each Renewal Period to Supplier at least 30 days prior to the start of such Renewal Period.

	2.5	Mold Maintenance.  Purchaser is responsible for
purchase, repair, and maintenance of mold.

	2.6	Purchase of Keltec Dispensing System Technologies.
Keltec Dispensing Systems USA, Inc., offers to SLG their entire dispenser range from Keltec Dispensing Systems USA, Inc., for cost price plus 3% margin (normal 35%), this through an open calculation from Keltec Dispensing Systems USA, Inc. Scott's Liquid Gold-Inc. intends to start and buy and use at least 1 type of the Keltec Dispensing System dispenser ranges as soon as possible in 2006.

3.	PRICING

	3.1	Initial Period Pricing.  During the Initial Period,
Purchaser shall pay the Initial Prices as indicated on Exhibit A.

	3.2	Open Costing Period Pricing.  At least 30 days prior
to the start of the Open Costing Period, Supplier shall provide to Purchaser a detailed summary of its costs of manufacturing the Parts, including raw materials, utilities, labor, overhead charges, and any other costs, including anticipated profit margin (collectively, the "Open Costing Data"). During the 30 days before the start of the Open Costing Period, the Parties shall negotiate in good faith on the basis of the Open Costing Data to adjust the Prices for the Open Costing Period (the "Opening
Costing Prices"); provided, however, that if the parties are not able to agree on Open Costing Prices, the Prices for the Open Costing Period shall be equal to the Initial Prices.

	3.3	Renewal Period Pricing.  At least 30 days prior to the
end of the Open Costing Period or any Renewal Period, in its discretion Purchaser may provide to Supplier price quotations received from other suppliers for the manufacture of the Parts, as a basis for good faith negotiations regarding Renewal Prices.
The renewal product pricing will be revised through an open costing format and adjusted to a level that is mutually agreeable to both parties, using as a guideline a quotation provided by Purchaser of February 2006 from a local Denver supplier. A copy of this quote has been shared. If the parties are able to agree on Renewal Prices for a Renewal Period, this Agreement may be renewed pursuant to Section 9.2. If the parties are unable to agree on Renewal Prices for any Renewal Period, this Agreement shall terminate pursuant to Sections 9.1 or 9.2.

	3.4	Cost Adjustments.  Keltec Dispensing Systems USA, Inc.,
will deliver the Parts at a fixed price for the needed volumes based on the estimates in Exhibit A for the lifetime of the mentioned products. However, the price as determined under sections 3.1, 3.2, and 3.3 are subject to adjustment for the following; raw material increases and decreases will be transferred in the purchase prices of the mentioned plastic parts every 3 months with a +/-5% window, and will use Platt-Euwid as an index for raw material costs.

4.	ORDERING, INVOICING AND PAYMENT

	4.1	Purchase Orders.  Monthly, Purchaser shall provide to
Supplier Purchase Orders indicating the number of Parts needed and the time frame for delivery, including rolling forecasts and lead times.

	4.2	Invoices and Payment.  Supplier shall provide weekly
invoices to Purchaser, detailing the number of Parts manufactured and delivered during such month, and total payment due based on the Prices then applicable. Payment terms shall be net 30 days.

5.	DELIVERY OF PARTS.

	5.1	On Site.  Supplier shall manufacture the Parts in the
Leased Space, and shall provide delivery to Purchaser by providing written notice to Purchaser upon the completion of all Parts in a Purchase Order. If for any reason Supplier does not manufacture the Parts in the Leased Space, Supplier will pay shipping costs.

	5.2	Title.  Title to and risk of loss or damage to the
Parts vest in Purchaser at the time Supplier delivers the Parts to the Purchaser.

6.	WARRANTY.

	Supplier warrants that the Parts shall (a) conform to the mutually agreed Specifications; (b) shall be free from defects in material and workmanship; (c) be merchantable and fit for the purpose for which they are intended; and (d) be without variation and of even kind and quality. THE FOREGOING WARRANTIES ARE MADE IN LIEU OF, AND SUPPLIER HEREBY DISCLAIMS, ALL OTHER EXPRESS OR IMPLIED WARRANTIES PROVIDED BY LAW.

7.	INTELLECTUAL PROPERTY

	7.1	Ownership of Intellectual Property.  Purchaser owns
all right, title, and interest in and to the technology, design, drawings, intellectual property, tradename, trademark, patents, and any other property interests related to the Parts (the "Intellectual Property"). Any further inventions or improvements made by Purchaser with regard to Parts shall inure to the benefit of and become the property of the Purchaser.

	7.2	Nonexclusive License.  Purchaser grants to Supplier a
non-exclusive right and license to use the Intellectual Property solely for the manufacture of Parts for Purchaser pursuant to this Agreement (the "License"). Supplier may use the Intellectual
Property solely to manufacture the Parts for Purchaser.

8.	ADDITIONAL SUPPLIER COVENANTS.

	8.1	Capabilities.  Supplier represents, warrants, and
covenants that Supplier has the equipment capabilities and qualified personnel to timely satisfy Purchaser's requirements.

	8.2	Confidentiality.  Mutual information disclosed to
Supplier and Purchaser pursuant to this Agreement including the Specifications, the Intellectual Property, and information concerning trade secrets, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development, or any other information of a similar nature (collectively, the "Confidential Information"), is proprietary and confidential. Supplier shall keep the Confidential Information confidential and shall take all reasonable precautions, which shall not be less than those precautions taken by Supplier for its own proprietary information, to prevent any Confidential Information received by Supplier from being divulged to third parties including officers and employees of Supplier not having a legitimate need therefor. Notwithstanding the foregoing, "Confidential Information" shall not include: information presently in the public domain; information which becomes part of the public domain except as a result of the acts of Supplier; or information which Purchaser agrees in writing
may be disclosed.    If Supplier is requested or becomes legally
compelled to disclose any of the Confidential Information, Supplier shall provide Purchaser with prompt written notice thereof so that Purchaser may seek a protective order or other appropriate remedy or, if appropriate, waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, or Purchaser waives compliance with the provisions of this Agreement, Supplier shall (a) furnish only that portion of the Confidential Information that, upon the advice of legal counsel, it is legally required to disclose, and
(b) exercise reasonable efforts to obtain assurance that confidential treatment will be afforded such Confidential Information. The foregoing confidentiality obligation shall continue after the termination of this Agreement.

9.	TERM AND TERMINATION.

	9.1	Initial Term.  This Agreement shall begin on the date
hereof, and unless renewed pursuant to Section 9.2, shall terminate at the end of the Open Costing Period.

	9.2	Renewal.  This Agreement may be renewed for additional
12-month periods upon the mutual consent of the parties (each a "Renewal Period"), provided that the parties have agreed to Renewal Prices for such Renewal Period. This Agreement shall terminate at the end of any Renewal Period unless renewed for a subsequent Renewal Period pursuant to this Section.

	9.3	Termination.  In addition to the automatic
termination provisions above, this Agreement may be terminated under the following conditions:

		(a)	by the parties upon mutual agreement;

		(b)	at Purchaser's discretion, if there is a
material breach of this Agreement by Supplier which is not cured within seven days following notice of such breach, including breaches related to late shipments, delivery of defective Parts to a degree that is unacceptable to Purchaser; and breaches of its confidentiality obligations, provided, however, that breaches of such confidentiality obligations shall have no cure period;

		(c)	at Supplier's discretion, if there is a material
breach of this Agreement by Purchaser that is not cured within seven days following notice of such breach, including breaches related to continuous late payments for the Parts; or

		(d)	during any Renewal Period, by the provision of
30 days written notice by either party.

	9.4	Effect of Termination.  Upon termination of this
Agreement, Supplier shall (a) complete and deliver any Parts ordered by Purchaser under any outstanding Purchase Orders;
(b) provide a final invoice to Purchaser detailing any outstanding amounts due; (c) return all Confidential Information relating to Purchaser in Supplier's possession or under its control. Upon receipt of the final invoice from Supplier, Purchaser shall promptly pay any remaining amounts due. The License shall immediately terminate upon termination of this Agreement, except that Supplier shall be permitted to use the Intellectual Property to complete any outstanding Purchase Orders.

10.	MISCELLANEOUS.

	10.1	Notices.  All notices and other communications that
are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail, by telecopy, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party at the address below or to such other address as such party may have given to the other by notice pursuant to this Section.


If to Purchaser		Scott's Liquid Gold-Inc.
				4880 Havana Street
				Denver, Colorado  80239

If to Supplier		Keltec Dispensing Systems USA, Inc.
				4880 Havana Street
				Denver, Colorado 80239

Notice shall be deemed given on the date of delivery, in the case of personal delivery, electronic mail, or telecopy, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

	10.2	Assignment.  This Agreement may not be assigned by
Supplier without the prior written consent of Purchaser.

	10.3	No Joint Venture.  Nothing contained in this
Agreement shall be deemed or construed as creating a joint venture or partnership among the parties. No party shall have the power to control the activities or operations of another party, and their status is, and at all times shall continue to be, that of independent contractors with respect to each other.
No party shall hold itself out as having authority or relationship in contravention of this Section.

	10.4	Injunctive Relief; Arbitration.  There is not an
adequate remedy at law for a breach of Sections 7.1, 7.2, and 8.2, and the Purchaser shall suffer irreparable harm as a result of such breach. Therefore, if a breach of these sections occurs, in addition to any other rights or remedies it may have, Purchaser shall be entitled to immediate and permanent injunctive relief. Except for such injunctive relief, in which case relief may (but is not obligated to be) be sought before any Federal, State, or District court, any controversy, claim, or dispute arising under or related to this Agreement shall be finally resolved by arbitration in accordance with the then-effective rules of the American Arbitration Association ("AAA") and limited discovery shall be permitted; provided, however, that there is no requirement that the arbitration proceed through or under the auspices of the AAA.

	10.5	Attorneys' Fees.  If a party shall commence any action
or proceeding against another party in order to enforce the provisions of this Agreement or to recover damages as a result of the alleged breach of any of the provisions of this Agreement, the prevailing party shall be entitled to recover all reasonable costs in connection therewith, including reasonable attorneys' fees.

	10.6	Entire Agreement; Amendments.  This Agreement,
together with the Acquisition Agreement and Lease, constitutes the entire agreement between the parties relating to the subject matter hereof. All prior or contemporaneous agreements, whether written or oral, among themselves or their agents and representatives relating to the subject hereof are merged into this Agreement. This Agreement may be altered, amended, or revoked only by an instrument in writing signed by all the parties hereto.

	10.7	Severability.  If any term or provision of this
Agreement shall, to any extent, be determined to be invalid or unenforceable by a court or body of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

	10.8	Applicable Law.  This Agreement shall be governed by
and construed according to the internal laws of the State of Colorado. By execution of this Agreement, each party submits to in personam jurisdiction in the State of Colorado.

	10.9	Waiver.  The failure of one of the parties to insist
upon the strict performance of any provision of this Agreement or to exercise any right, power, or remedy upon a breach thereof shall not constitute a waiver of that or any other provision of this Agreement or limit that party's right thereafter to enforce any provision or exercise any right.

	10.10	 Survival of Terms and Conditions.  The terms and
conditions of this Agreement shall survive the expiration or termination of this Agreement to the full extent necessary for their enforcement and for the protection of the party in whose favor they operate.

	10.11	 Counterparts.  This Agreement may be executed in two
counterparts, each of which shall be deemed an original and shall together constitute one agreement. A facsimile, PDF, or electronic signature to this Agreement shall be deemed an original and binding upon the party against whom enforcement is sought.

	10.12	 Parties Bound by Agreement.  This Agreement is binding
upon the parties hereto and upon their respective successors and permitted assigns.
The parties have executed this Agreement as of the date above written.

Supplier:

Keltec Dispensing Systems USA, Inc.

By:/s/ Quint Kelders
Name: Quint Kelders
Title: President


Purchaser:

Scott's Liquid Gold-Inc.

By:/s/ Mark Goldstein
Name:  Mark Goldstein
Title: President